EXHIBIT 99.1

                                   LION, INC.

                                                                February 2, 2004

Valued Shareholders;

Your Company achieved a number of important milestones in 2003 that contributed to meeting the Company's goals of enhancing an already strong enterprise, supporting performance objectives and increasing shareholder value. My goal in this letter is to review these accomplishments and provide perspective. It is also my intention prospectively, to provide information to you on a regular basis to provide a clearer understanding of how your investment is performing. It is important to note that as part of that commitment, I will not only share LION's victories with you, I will also comment on the Company's challenges.

In light of LION's strategic acquisition late in 2003, I felt it important to communicate the rationale behind the move soon after the transaction was completed. Since I am writing to you in advance of LION's 2003 earnings release, I do not intend to comment on the Company's performance for the year just completed. Financial results are expected to be released in late February 2004, and I believe you will be pleased with what you see. In the future, I would expect communications such as these will be timed to be able to include specific discussion related to operational and financial performance.

STRATEGIC ACQUISITION

In December 2003, the Company completed a strategic acquisition that will accelerate LION's ability to deliver advanced business solutions to an expanded universe of larger, more diverse customers, and remain consistent with LION's focus on enhancing the Company's ability to attain its strategic objectives. These objectives include solidifying a reputation as a preferred business partner in the mortgage industry while generating sustainable growth in revenue and profitability. LION's acquisition of substantially all of the assets of Ignition Mortgage Technology Solutions, Inc. from Freddie Mac represented an opportunity to acquire compatible products that will extend LION's customer base, add incremental technology and intellectual property that would have required years of development and tens of millions of dollars of investment for LION to generate organically, and to assimilate a cadre of highly talented industry professionals.

Founded in 1983 under the name Tuttle & Co., Ignition provides pipeline hedging and risk management software to the mortgage banking industry. Its products enable lenders to integrate their loan origination with the secondary market, leading to improved speed, accuracy and productivity in loan origination, rate distribution and locking, and secondary market processes. Products acquired include LOCKPOINT XTRA(R), an electronic rate lock system for secondary market application that provides real-time feature-adjusted loan-by-loan price quotes, and enables conduits to take direct electronic rate locks from correspondent,



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wholesale and retail lenders, and PIPELINE TOOLS, which manages interest rate and loan pool fall out risk.

Combining the product suites of the two companies, together with technology, infrastructure and personnel, will allow LION to serve broad segments of the mortgage industry. FROM CONSUMER LEADS TO LOANS TO CAPITAL MARKETS, LION WILL EXTEND CONSISTENT, SEAMLESS MORTGAGE BUSINESS SOLUTIONS TO CONSUMERS, REALTORS, MORTGAGE ORIGINATORS AND LENDERS ON A SINGLE INTEGRATED TECHNOLOGY PLATFORM.

The transaction was structured on favorable terms to the Company. LION paid $1,000 for substantially all of Ignition's assets and received $1.0 million in cash in addition to receivables and prepaid contract revenue of approximately $2.4 million. Significant assets included intellectual property, hardware, accounts receivable, relationships with lenders who accounted for approximately $200 billion in 2003 loan production and approximately 50 seasoned professionals. Assumed liabilities included portions of outstanding leases scaled to the size of the Ignition workforce that was offered positions with LION, as well as customer contractual obligations.

I expect the integration of business lines and technology will contribute additional expense savings and efficiencies over the coming year. With integration of the assets into LION, the Company has the scale, product mix, customer base, distribution channels and earning stability to enhance LION revenue and earnings results.

BUSINESS MODEL

LION provides mortgage professionals with new customers and advanced business solutions that streamline the mortgage fulfillment process. As a result of the acquisition, LION has improved its ability to achieve heightened performance in existing product lines and create incremental revenue from new sources.

A majority of the Company's future growth will shift from the sale of information and technology, to generating fees from large loan volumes served by LION's advanced business solutions. A restructuring of the Company's business model should serve as an effective hedge against the prospect of declines in record levels of loan origination.

Integration of newly acquired products will enhance LION's existing product offerings and will facilitate repackaging of the Company's combined products into 3 business units that include Mortgage 101/Retail Websites, LION Pro/Lender Websites/LPX and



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Pipeline Tools. Product realignment and how those changes will affect LION customers are summarized below:


-------------- ------------------------ ----------------------- ------------------------ -----------------------
                    MORTGAGE 101             MORTGAGE 101              LION PRO               LION LENDER
                       Portal              Retail Websites              Portal                  Websites
-------------- ------------------------ ----------------------- ------------------------ -----------------------
LION              Consumer content/       Design, marketing        Program/pricing,        Custom sites, loan
                  affiliate network       leads, management          search engine         status, rate mgmt
-------------- ------------------------ ----------------------- ------------------------ -----------------------
IGNITION             LOANFINDER            LOCKPOINT XTRA(R)        LOCKPOINT XTRA(R)       LOCKPOINT XTRA(R)
                                              LOANFINDER                                     PIPELINE TOOLS
-------------- ------------------------ ----------------------- ------------------------ -----------------------


MORTGAGE 101 - LION'S CONSUMER PORTAL: Mortgage 101 is a leading portal providing mortgage information to consumers seeking loans through a network of 31,000 Realtor(R) web sites nationwide. Through Mortgage 101's network of affiliate sites and other established internet traffic sources, as many as 1 million consumers have visited our website monthly to gather information, check interest rates, and connect to our network of mortgage originators for real estate financing. This is one of the leading sources of leads for mortgage originators and has become a preferred platform for marketing to their customers. Adding LOANFINDER technology extends an advanced loan search product directly to consumers and provides an intuitive, easy to use loan application that can be sent directly to loan originators.

MORTGAGE 101 RETAIL WEBSITES- TARGETED TO COMPANIES THAT ORIGINATE CONSUMER 1003
APPLICATIONS: LION offers a suite of professional website products designed to provide comprehensive internet based business solutions to mortgage companies of all sizes. Featuring both template based and customize designed solutions, these websites have easy-to-use navigation, search engine friendly design and can enable mortgage professionals to implement enterprise marketing and production solutions to promote their corporate brand to consumers and originators. LOCKPOINT XTRA(R) is an electronic rate lock system that provides real-time feature-adjusted loan-by-loan price quotes, and enables conduits to take direct electronic rate locks from correspondent lenders. Adding this technology to originator websites provides a more advanced product search engine and enables loan officers/originators to LOCK RATES, CHECK ON THE STATUS OF FILES AND TRANSFER FILES TO LENDERS.

LION PRO- LION'S ORIGINATOR PORTAL: LION Pro features one of the leading loan discovery databases available. This robust database features over 127 lenders and 54,000 loan programs and allows mortgage professionals to secure the most advantageous loan product and rates for their customer. The site also features Rate Sheets on demand, a subprime exchange platform, and NEWSNOW, a daily editorial page that features market commentary, highlights and current market snapshots throughout the day. Adding LOCKPOINT XTRA(R) will improve the search capacity, depth and accuracy of the current LION loan search engine by adding real-time feature-adjusted loan-by-loan price quotes and an electronic rate locking system that will FACILITATE MOVEMENT OF LOAN APPLICATIONS DIRECTLY TO LENDERS.

LION LENDER WEBSITES- TARGETED TO CORRESPONDENT (NET BRANCH), WHOLESALE AND RETAIL MORTGAGE LENDERS: LION offers wholesale lenders a comprehensive suite of professional



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website products developed specifically to service the needs of lenders and their customers. These custom websites feature easy-to-use navigation, search engine friendly design and provide enterprise marketing and production solutions to promote their corporate brand, generate leads for their loan officers and deliver best execution to their customers. Management tools enable loan officers to create and maintain their own site within the corporate website, inform customers and generate and manage leads. LOCKPOINT XTRA(R) and PIPELINE TOOLS will add a number of advanced features to this product and provide the necessary last link in the chain for moving applications from consumers and originators to the lending source. These features will add an electronic rate lock system for secondary market application and will ENABLE CONDUITS TO TAKE DIRECT ELECTRONIC RATE LOCKS FROM CORRESPONDENT LENDERS. The PIPELINE TOOL feature set will SUPPORT MANAGEMENT OF INTEREST RATE AND LOAN POOL FALL-OUT RISK.

MANAGEMENT REALIGNMENT

Concurrent with closing the Ignition asset purchase, the Company announced management realignment designed to address the immediate needs related to product and technology integration, and the longer term strategic considerations associated with strategic direction, branding and market strategy in both product terms and capital markets.

Integration of important assets, high caliber personnel at LION and Ignition, technology and intellectual property provide LION with an opportunity to leverage the strength of the combined platform to distinguish itself from its competitors. By driving higher revenues and profitability, the Company can achieve broader recognition in the mortgage marketplace and in the investment community.

LION has expanded its management team to combine the strengths and experience of its members to meet the needs of the organization today and into the future. To better acquaint you with the realigned management team, I have attached short bios of the Company's senior managers identified below:

    Randall Miles - Chairman & CEO
    Dave Stedman - Co-President: sales, marketing, investor relations, branding Tim Newberry - Co-President: operations, product development and technology Steve Thomson - Chief Financial Officer
    John Crowley - Senior Vice President, Sales and Marketing
    Shawn Tovey - Senior Vice President, Product Development

2003 PERFORMANCE

As mortgage loan origination declined in the last half of 2003, so did consumer traffic to LION's Mortgage 101 website. Despite the downturn in mortgage origination, LION performed well during the year and benefited from migration from a subscription based revenue model to a transaction based model. Growth in revenue and profits in 2003 were attributable to new product introductions in Mortgage 101, retail websites and LION Pro, as well as implementation of new packaging and pricing strategies that supported a conversion to



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a pay-per-lead pricing model introduced in the 3rd quarter of 2003. As the
Company continues to refine its pricing and revenue generation strategy in connection with the melding of technology and products related to the Ignition acquisition, additional benefits should be forthcoming. As I commented at the outset of the letter, LION will release its 4th quarter and 2003 earnings in late February 2004. While we believe the Company's stock still trades at levels not fully reflective of the Company's underlying value, LION's stock closed out the year at $.25 per share, up 500% over the year end 2002 close of $.05 per share.

2004 GOALS AND OBJECTIVES

The coming year presents many challenges, and LION has developed strategies to address them. First, integrating the essence of two companies in multiple locations presents its own special set of challenges. By the time the Ignition transaction was closed, the Company was ready to execute initiatives to realize operating efficiencies, combine best of breed technology and product feature sets, and implement an organizational structure that while flexible enough to meet long term objectives was positioned to facilitate integration with as little disruption as possible.

Expectation that mortgage origination will fall dramatically from the historic highs of the last two years demands that the Company hone its operational efficiency to preserve margins. As I observed earlier, the integration of the Ignition assets will create opportunities to extract operating efficiencies. Additionally, the combined platform will generate many opportunities to sell the Company's products and services to a broader audience. We expect that notwithstanding decreasing mortgage loan production, LION will generate higher revenues and higher profits in the coming year after giving effect to the cost of integration.

While integrating the Company's product lines into a seamless product suite, the Company will continue to sell its core products and newly acquired products individually. Growth in LION core revenue and the addition of Ignition customers will allow the Company to anticipate doubling of its revenue base in 2004, with an expectation of continued growth ahead.

Our goal as management of the organization is to manage for the future by launching the strategies and initiatives that will establish a foundation of sustainable performance that will drive higher revenues, improved margins and growth in earnings per share.

CONCLUSION

I am pleased with the performance of the Company's core business over the last 12 months and with the early indicators of how the Company will perform post acquisition. The focus of LION's management and employees will continue to be trained on supporting the Company's commitment to revenue growth accompanied by sustainable and growing profitability that will lead to enhanced shareholder value. This is an exciting time for LION, and it signals a new era representative of an opportunity to expand both the depth and breadth of our product offerings.



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By holding ourselves to the highest professional standards, providing extraordinary customer service, fulfilling market needs by delivering seamless integrated business solutions to the mortgage industry, LION can achieve product and market differentiation that will allow the Company to set itself apart from its competitors. I expect the Ignition acquisition to contribute favorably to revenue and profitability during 2004, and I expect the Company to continue to evaluate opportunities to develop, acquire and/or enter into alliances that will leverage technologies and processes that when added to LION's already broad basket of offerings, will enhance the Company's ability to deliver value to customers and shareholders alike. As but one of many initiatives that will be apparent to you as the year progresses, LION will be instituting an expanded investor relations and communications program to communicate with the industry at large as well as with shareholders.

In closing, I would like to thank our valued employees whose hard work, diligence and focus have contributed significantly to the success the Company has enjoyed. I would also like to welcome the many former Ignition employees that now devote their creative energies to LION. Finally, I would like to extend our gratitude to our customers, whose continued patronage has made the past year a success. Thank you also to our valued shareholders for your continuing interest in LION.

Best regards,

/S/ RANDALL D. MILES
----------------------
Randall D. Miles
Chairman & CEO

                                 MANAGEMENT BIOS

RANDALL D. MILES, 47 - CHAIRMAN & CEO

Mr. Miles became Chairman and CEO of LION after serving on the Company's board of directors as Chairman of the Audit Committee and as a financial and strategic advisor to the Company. Mr. Miles has over 20 years of experience in investment banking, financial services and executive management. He has served in a senior executive capacity at both large and mid-sized investment and merchant banks during the course of his career with particular focus on providing strategic and financial advisory counsel to public and private companies in many industry sectors that include software and technology. His transactional experience includes mergers and acquisitions, public and private capital raising as well as structured finance expertise. Mr. Miles graduated from the University of Washington with a degree in finance and sits on the Board of Directors of public and privately held companies as well as non-profit charitable organizations.

DAVE STEDMAN, 54 - CO-PRESIDENT

Mr. Stedman is Co-President of LION with responsibility for sales, marketing, branding and investor relations, and has served with the Company since 1999. Mr. Stedman has over 20 years of marketing experience that includes expertise in market analysis, systems development, strategic and market planning, identity creation, advertising and public relations. Most recently Mr. Stedman was a Vice President/Director of Marketing for Safeco Properties, a real estate development subsidiary of Safeco Insurance. Prior to Safeco Properties, Mr. Stedman held a number of positions with advertising agencies in the Northwest. Along with winning a variety of national advertising awards, Mr. Stedman has been a guest speaker at the University of Washington and has presented to a variety of businesses. Mr. Stedman serves on the Board of Directors of a non-profit charitable organization.

TIMOTHY NEWBERRY, 42 - CO-PRESIDENT

Mr. Newberry is Co-President of LION with responsibility for operations and product development. Mr. Newberry has been developing and managing electronic technology for over 20 years and came to LION following 10 years at Ignition Mortgage Technology Solutions, Inc. where he held senior executive positions with oversight of sales, marketing, software development and risk management. Prior to employment with Ignition and its predecessor, Tuttle & Co., Mr. Newberry managed development of healthcare software systems as a Vice President for DeRoyal Industries. Mr. Newberry is an active member of the Mortgage Bankers Association of America and has served as a member of its Technology Committee. Mr. Newberry is a frequent speaker at mortgage industry conferences on the topics of mortgage technology, risk-based pricing, point-of-sale applications, and secondary marketing.

STEVE THOMSON, 51 - CHIEF FINANCIAL OFFICER

Mr. Thomson is Chief Financial Officer with responsibility for financial reporting, accounting and treasury operations and has been with LION since 1998. From 1995 to 1998, Mr. Thomson worked as a consultant with a number of high-tech and Internet-related companies



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including Sierra Online, Inc. and N2H2, Inc. From 1988 to 1995, Mr. Thomson
served as Controller and Division Manager with Vanier, a $130 million subsidiary of American Business Products. From 1979 to 1986, Mr. Thomson was in public accounting with Price Waterhouse. Mr. Thomson received a B.A. degree in Business Administration from the University of Washington in 1976, and has been a CPA since 1981.

JOHN CROWLEY, 35 - SVP, SALES AND MARKETING

Mr. Crowley is Senior Vice President, Sales and Marketing and came to LION after serving in the same capacity at Ignition Mortgage Technology Solutions, Inc. Mr. Crowley is responsible for oversight of marketing and sales. Mr. Crowley has 12 years experience in mortgage technology with executive level experience in sales, marketing, product strategy and planning for multi-channel software solutions at ALLTEL, Cybertek and Gallagher Financial Systems. Mr. Crowley graduated from the University of Delaware with a degree in Engineering

SHAWN TOVEY, 38 - SVP, PRODUCT DEVELOPMENT

Mr. Tovey is Senior Vice President, Product Development and came to LION after 10 years in the same role at Ignition Mortgage Technology Solutions, Inc. following Ignition's acquisition of Inverness Corporation, a firm co-founded by Mr. Tovey. He is responsible for Product Management and Software Development across all product lines as wells as LOCKPOINT XTRA(R) product implementation. Mr. Tovey has specialized in software development, database design and software training as an entrepreneur and while employed by Weyerhaeuser Company. Mr. Tovey earned a BA in Business Administration and Management Information Systems from Western Washington University.


















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